Appvion Reports First Quarter 2017 Results

APPLETON, Wis., May 8, 2017 /PRNewswire/ -- Appvion recorded first quarter operating income of $6.6 million compared to operating income of $9.6 million for first quarter 2016. A reduction in prices and shipment volumes for the Company's paper products, primarily caused by the ongoing strength of the U.S. Dollar against other major currencies, caused an $11.7 million decline in operating income compared to first quarter 2016. Those negatives results were partially offset by improvements in manufacturing costs and lower selling, general and administrative and related costs that produced an $8.7 million increase to operating income.

Appvion's first quarter 2017 net sales of $166.7 million were $13.8 million lower than first quarter 2016. Thermal papers net sales were $95.0 million, a decline of $6.9 million compared to first quarter 2016. Carbonless papers net sales of $71.7 million were $6.9 million lower compared to first quarter 2016.

Current quarter shipment volume for thermal papers dropped approximately 4% compared to first quarter 2016. Shipments of tag, label and entertainment papers (TLE) were approximately 1% lower than in first quarter 2016, while shipments of receipt paper were down approximately 7% compared to the same period in 2016.

Shipment volume for the carbonless papers segment in first quarter 2017 was approximately 2% lower than first quarter 2016. Specialty papers continued its strong growth with a volume increase of more than 38% compared to first quarter 2016. Sequentially, all carbonless product lines posted increased volume, with specialty papers posting a nearly 13% quarter-to-quarter growth.

Operating Income - Q1 2016	$9.6
Lower shipment volumes	(1.7)
Unfavorable price and mix	(10.0)
Favorable manufacturing costs	6.5
Lower SG&A and other	2.2
Operating Income - Q1 2017	$6.6
dollars in millions

Performance overview
"During the first quarter, we were successful in extending our strong operational performance and expanding the scope and benefits of the rigorous profit improvement process implemented in 2016," said Kevin Gilligan, Appvion's chief executive officer. He added that the Company exceeded its first quarter 2017 target for savings from implemented projects and is ahead of plan to achieve its $25 million savings target for full-year 2017. "We continue to focus on the elements of our business over which we have the greatest influence in an effort to counter the recent negative impacts of market factors such as competitive pricing and currency exchange rates," Gilligan said.

Sustained downward pressure on prices for thermal and carbonless products was the most significant factor that negatively affected the Company's operating income for first quarter 2017. Operating income declined by $10.0 million compared to first quarter 2016 due to unfavorable price and product mix, with lower sales of thermal receipt paper accounting for approximately half of that decline.

The prolonged strength of the U.S. Dollar against major currencies compounded the impact to operating income of lower market prices for thermal and carbonless papers by making those Appvion products less competitive in international markets and causing the U.S. market to be more attractive to international producers.

During first quarter 2017, Appvion announced a 5% to 7% price increase for its thermal receipt papers. Other global thermal receipt paper producers have issued similar announcements. The Company also implemented a 6% price increase for its carbonless rolls and security products in March 20 and a 6% increase for carbonless sheet products on January 30.

Gilligan also noted that working capital rose during first quarter 2017 as the Company completed an inventory build to accommodate the historical seasonality of certain elements of its business segments. As a result, net debt increased approximately $7.0 million during the quarter.

First Quarter Segment Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016

Thermal Papers	$ 95.0	$ 101.9	$ 2.2	$ 3.9
Carbonless Papers	71.7	78.6	6.5	7.5
Other (Unallocated)	--	--	(2.1)	(1.8)
	$ 166.7	$ 180.5	$ 6.6	$ 9.6

Thermal Papers
First quarter 2017 thermal papers net sales totaled $95.0 million compared to net sales of $101.9 million for first quarter 2016. First quarter 2017 operating income was $2.2 million compared to first quarter 2016 operating income of $3.9 million. First quarter 2017 earnings were $0.7 million lower compared to first quarter 2016 due to lower shipment volumes and $4.8 million lower due to the impact of unfavorable pricing and product mix. Those reductions were partially offset by favorable manufacturing costs of $2.8 million and lower SG&A and other spending of $1.0 million.

Carbonless Papers
First quarter 2017 carbonless papers net sales totaled $71.7 million, a decrease of $6.9 million compared to the same period in 2016. In first quarter 2017, carbonless papers recorded operating income of $6.5 million compared to operating income of $7.5 million for first quarter 2016. First quarter 2017 earnings were $1.0 million lower compared to first quarter 2016 due to lower shipment volumes and $5.2 million lower due to unfavorable pricing. Continued improvements in operating performance and execution of cost-savings initiatives, as well as lower SG&A expenses and other spending, nearly offset the impact to earnings of the unfavorable pricing.

Other (Unallocated)
Unallocated corporate charges for first quarter 2017 totaled $2.1 million compared to $1.8 million for 2016.

Balance Sheet
At the end of first quarter 2017, the Company held cash balances of $1.5 million compared to cash balances of $6.4 million at year-end 2016. Net debt was $439.4 million compared to $432.1 million at year-end 2016.

Outlook
Gilligan said the Company's 6% price increase for its carbonless rolls, sheets, and security products will positively affect Company earnings in the second half of 2017. The Company also anticipates that projected growth for its specialty paper products will increase the strength and diversity of the product portfolio for its carbonless papers segment; however, volume for the segment is expected to be slightly lower compared to second quarter 2016.

The Company expects that the 5% to 7% price increase for its thermal receipt papers will also benefit results in the second half of 2017. The Company anticipates volume for its TLE products, which grew at more than double the market rate in 2016, to increase in second quarter 2017 compared to second quarter 2016. But the increase will be more consistent with the overall market demand. Ongoing strength of the U.S. Dollar will continue to hinder demand for U.S.-made paper products.

Gilligan said he expects the Company to remain ahead of its plan to achieve its $25 million savings target for full-year 2017. At the same time, the Company is committed to achieving an annual run rate of $45 million from profit improvement projects by the end of 2017.

Earnings release conference call
Appvion will host a conference call to discuss its first quarter 2017 results on Tuesday, May 9, 2017, at 11:00 a.m. ET. The call will be broadcast live over the internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	April 2, 2017	April 3, 2016

Net sales	$ 166.7	$ 180.5
Cost of sales	135.9	144.3

Gross profit	30.8	36.2

Selling, general and administrative expenses	24.2	26.6

Operating income	6.6	9.6

Other expense
Interest expense, net	11.7	10.2
Foreign exchange (gain) loss	(0.1)	(0.5)
Other expense	0.3	0.2
Income (loss) before income taxes	(5.3)	(0.3)
Provision for income taxes	0.1	0.1

Net income (loss)	$ (5.4)	$ (0.4)

Other Financial Data:
Depreciation and amortization	$ 6.4	$ 6.7

Table 2
Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	April 2, 2017	December 31, 2016

Cash and cash equivalents	$ 1.5	$ 6.4
Accounts receivable	41.1	41.3
Inventories	91.3	86.4
Other current assets	4.3	4.5
Total current assets	138.2	138.6

Property, plant and equipment, net	202.5	206.4

Other long-term assets	41.5	42.2

Total assets	$ 382.2	$ 387.2

Accounts payable	$ 50.9	$ 49.4
Other current liabilities	47.5	49.2
Total current liabilities	98.4	98.6

Long-term debt	440.2	437.5

Other long-term liabilities	162.3	163.4
Total equity	(318.7)	(312.3)

Total liabilities & equity	$ 382.2	$ 387.2

Table 3
Appvion, Inc.
Adjusted EBITDA

	For the Three Months Ended	For the Three Months Ended
	April 2, 2017	April 3, 2016

Net income (loss)	$ (5.4)	$ (0.4)

Add:
Interest expense, net	11.7	10.2
Provision for income taxes	0.1	0.1
Depreciation	5.7	6.0
Amortization	0.7	0.7
Foreign exchange loss (gain)	(0.1)	(0.5)
Other expense	0.3	0.2

EBITDA	13.0	16.3

Mark-to-market accounting for retiree benefits expense	--	0.1
Severance/other	0.3	0.1
Consulting & other legal fees	--	0.1
Debt Modification expenses	0.2	--
ESOP contributions and issuances	0.5	0.5

Adjusted EBITDA	$ 14.0	$ 17.1

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com